Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-To-Date September
	2023	2022	Change	2023	2022	Change
Retail Electric Revenues-
Fuel	$1,356	$2,320	$(964)	$3,412	$4,942	$(1,530)
Non-Fuel	3,783	3,641	142	9,185	9,421	(236)
Wholesale Electric Revenues	727	1,197	(470)	1,930	2,798	(868)
Other Electric Revenues	203	185	18	602	554	48
Natural Gas Revenues	689	857	(168)	3,417	3,998	(581)
Other Revenues	222	178	44	662	519	143
Total Operating Revenues	6,980	8,378	(1,398)	19,208	22,232	(3,024)
Fuel and Purchased Power	1,574	3,068	(1,494)	4,056	6,534	(2,478)
Cost of Natural Gas	102	294	(192)	1,199	1,840	(641)
Cost of Other Sales	126	92	34	381	275	106
Non-Fuel O&M	1,424	1,527	(103)	4,352	4,568	(216)
Depreciation and Amortization	1,143	922	221	3,365	2,728	637
Taxes Other Than Income Taxes	341	352	(11)	1,076	1,073	3
Estimated Loss on Plant Vogtle Units 3 and 4	160	(70)	230	160	(18)	178
Total Operating Expenses	4,870	6,185	(1,315)	14,589	17,000	(2,411)
Operating Income	2,110	2,193	(83)	4,619	5,232	(613)
Allowance for Equity Funds Used During Construction	66	59	7	200	163	37
Earnings from Equity Method Investments	32	28	4	110	109	1
Interest Expense, Net of Amounts Capitalized	620	511	109	1,812	1,461	351
Other Income (Expense), net	141	132	9	428	414	14
Income Taxes	297	414	(117)	492	891	(399)
Net Income	1,432	1,487	(55)	3,053	3,566	(513)
Dividends on Preferred Stock of Subsidiaries	—	3	(3)	—	10	(10)
Net Income (Loss) Attributable to Noncontrolling Interests	10	12	(2)	(68)	(55)	(13)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$1,422	$1,472	$(50)	$3,121	$3,611	$(490)
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.